PFM Funds

Form N-SAR Exhibit 77C: Submission of Matters to a Vote of Security Holders

At a special meeting of shareholders of PFM Funds (the "Trust") held on September 30, 2009, shareholders of record as of August 14, 2009 of the Trust's Prime Series and Government Series (each a "Fund" and collectively, the "Funds") considered a proposal to approve new investment advisory agreements with PFM Asset Management LLC ("PFM") on behalf of each respective Fund as a result of an anticipated change in control of PFM. The terms of the new investment advisory agreements were identical in all material respects to the previous investment advisory agreements between PFM and the Trust on behalf of each Fund, except for their dates of effectiveness. The proposals to approve new investment advisory agreements were voted on by the shareholders of each Fund separately.

The number of shares voted on the proposal to approve a new investment advisory agreement between PFM and the Trust on behalf of Prime Series are as follows:

                                                  % of
                               Number         Outstanding    % of Shares
                             of Shares           Shares         Voted
         ------------------------------------------------------------------
         For                4,370,243,787.16      89.35%        99.61%
         Against                        0.00       0.00%         0.00%
         Abstain               17,000,793.06       0.35%         0.39%
         ------------------------------------------------------------------
         Total              4,387,244,580.22      89.70%       100.00%

The number of shares voted on the proposal to approve a new investment advisory agreement between PFM and the Trust on behalf of Government Series are as follows:

                                                  % of
                               Number         Outstanding   % of Shares
                             of Shares           Shares        Voted
         -----------------------------------------------------------------
         For                  304,662,916.49      77.03%       98.79%
         Against                        0.00       0.00%        0.00%
         Abstain                3,727,266.45       0.94%        1.21%
         -----------------------------------------------------------------
         Total                308,390,182.94      77.97%      100.00%

The votes cast above were sufficient to approve the new investment advisory agreements between PFM and the Trust on behalf of Prime Series and Government Series, and the new investment advisory agreements on behalf of each Fund became effective upon the Change in Control on December 16, 2009.